Alexander & Baldwin, Inc. Reports Fourth Quarter and Full-year 2017 Results

HONOLULU, February 28, 2018 /PRNewswire/ -- Alexander & Baldwin, Inc. (NYSE: ALEX) ("A&B" or "Company") today announced financial results for the fourth quarter and full year of 2017.
“I’m very pleased with A&B’s strong operational performance and all we were able to accomplish in 2017,” said Chris Benjamin, A&B president and chief executive officer. “Our fourth quarter and year-end financial picture was more complex than usual as a result of our recent Special Distribution and some important strategic moves made late in 2017. However, we continued to make significant strides in executing our strategy of becoming a Hawai`i-focused commercial real estate company, including transitioning property management and leasing functions in house, negotiating the recently announced Terramar Hawai`i asset acquisition, and marketing our remaining mainland assets for sale. We also enhanced our leasing processes, which enabled us to achieve re-leasing spreads of 13.9% in 2017, and achieve an increase in same-store cash net operating income from our commercial portfolio that exceeded our guidance of 3-4%.”

Mr. Benjamin continued, “The Terramar acquisition does far more than just add three premier Hawai`i retail centers to A&B’s portfolio; it facilitates the completion of our mainland-to-Hawai`i migration strategy. In just the past five years, we have migrated over $400 million of commercial real estate capital from assets across the U.S. mainland to highly strategic assets in Hawai`i. While the Company’s fourth quarter earnings included a net charge of $16.1 million related to four mainland property dispositions, we expect to realize gains on the sales of three other mainland properties in 2018 that will more than offset that impact. The execution of this series of exchanges—similar to the exchanges that led to our ownership of our Kailua portfolio and Manoa Marketplace—solidifies A&B’s position as the owner of the largest grocery-anchored retail portfolio in Hawai`i and brings three important Hawai`i assets under local ownership.”

Corporate Highlights

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Fourth quarter and full-year 2017 basic EPS from continuing operations available to A&B shareholders were $4.31 and $4.63 per share, respectively. Both periods included income tax adjustments of $4.47 per share. In addition, fourth quarter and full-year 2017 basic EPS were each reduced by $0.33 per share as a result of impairments related to three mainland commercial properties that were classified as held for sale at the end of 2017, partially offset by a gain on a mainland commercial property sold during the fourth quarter 2017. Proceeds from the sales of these mainland commercial properties will be used in the financing of the Terramar Hawai`i asset acquisition (“TRC Asset Acquisition”).

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In the first quarter of 2018, the Company completed a Special Distribution totaling $783.0 million, or approximately $15.92 per share, comprising $626.4 million of stock, and $156.6 million of cash. The 22.6 million shares of stock distributed was determined using a volume weighted average share price of $27.73 per share during the January 16 to January 18, 2018 period. As of February 27, 2018, the Company had 72.0 million shares outstanding.

Commercial Real Estate "CRE" Highlights

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CRE operating loss was $6.9 million in the fourth quarter 2017, as compared to a $13.5 million operating profit in the prior year fourth quarter. Operating profit in the fourth quarter included impairments of $22.4 million related to certain mainland commercial properties that were under contract for sale at December 31, 2017 (see CRE Acquisition Highlights below). Operating profit was $34.4 million for the year ended December 31, 2017, as compared to $54.8 million for the prior year.

•	Same store cash NOI[1] increased 5.5% in the fourth quarter 2017, as compared to the prior year fourth quarter, and increased 4.8% for the year ended December 31, 2017, as compared to the prior year.

•
Signed 65 leases covering 141,000 square feet of gross leasable area (“GLA”) in the fourth quarter and 211 leases covering 909,000 square feet or 23% of the total portfolio during the year ended December 31, 2017. Leasing spreads of signed leases when compared to previously escalated rents on the same spaces were 6.9% for the fourth quarter of 2017, and 13.9% for the year ended December 31, 2017. Leasing spreads on Hawai`i retail spaces were 5.5% for the fourth quarter of 2017 and 19.9% for the year ended December 31, 2017.

•	Occupancy increased by 140 basis points to 93.6% as of December 31, 2017, as compared to the prior yearend.

•	Major strategic lease transactions during the year included:

◦	Safeway as the anchor tenant for the 94,000-square-foot, Ho`okele Shopping Center, bringing total pre-leasing to 64%. Construction is scheduled to begin in the first quarter of 2018;

◦	ULTA Beauty for locations in Kailua Town and Pearl Highlands Center, two of the first leases executed by ULTA in Hawai`i;

◦	Renewal of the 47,000-square-foot Regal Cinema lease at Pearl Highlands Center;

◦	Down-to-Earth, a small-format organic grocer at Lau Hala Shops in Kailua; and

◦	UFC Gym for the second floor of Lau Hala Shops.

•	Completed landlord construction for the Pearl Highlands food court, which is 83% leased and is expected to open in the second quarter of 2018.

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The Company is nearing completion of landlord construction of the redevelopment of the former Macy’s Kailua space into the 50,500-square-foot Lau Hala Shops retail center, which is 88% pre-leased as of December 31, 2017 and is scheduled to open in late 2018.

CRE Acquisition Highlights

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In February 2018, closed on the TRC Asset Acquisition, a 390,000-square-foot portfolio of three, newly constructed premier retail centers located in Hawai`i, for $254.1 million. The acquisition will be largely financed with proceeds from the sales of mainland properties and assumption of mortgage debt (see Financial Highlights below). This transaction facilitates the completion of the Company’s migration of mainland property investments to Hawai`i.

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In the fourth quarter of 2017, closed on the sale of Midstate 99 Distribution Center in Visalia, California, for a sales price of $33.4 million. In the first quarter of 2018, closed on the sale of Concorde Commerce Center and Deer Valley Financial Center, both in Phoenix, Arizona, for an aggregate sales price of $24.5 million. Additionally, in the first quarter of 2018, entered into binding contracts for the sale of Preston Park in Plano, Texas and Little Cottonwood Shopping Center in Sandy, Utah, which are expected to close prior to the end of the second quarter 2018. Sales are intended to provide §1031 proceeds for the aforementioned TRC Asset Acquisition.

Land Operations Highlights

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Land Operations operating profit was $4.5 million for the fourth quarter 2017, as compared to $13.9 million in the prior year fourth quarter, and was $14.2 million for the year ended December 31, 2017, as compared to $7.0 million for the prior year.

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The Company generated revenue of $60.6 million during the year ended December 31, 2017, related to development projects and land sales, including 35 units that closed at its Kamalani residential project on Maui.

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Progress was made in transitioning the Company's former sugarcane lands on Maui into diversified agriculture, with farming and ranching operations now utilizing 4,500 acres and lease negotiations progressing for a variety of uses totaling approximately 15,000 additional acres.

Materials & Construction Highlights

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Materials & Construction operating profit was $3.0 million for the fourth quarter 2017, as compared to $4.8 million in the prior year fourth quarter, and was $22.0 million for the year ended December 31, 2017, as compared to $23.3 million for the prior year. Adjusted EBITDA[1] was $32.0 million for the year ended December 31, 2017, as compared to $33.2 million for the prior year.

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Tons of paving asphalt deliveries increased 24.5% to 554,000 tons at reduced margins during the year ended December 31, 2017, as compared to the prior year. Backlog[2] for the Company’s Materials & Construction segment was $202.1 million as of December 31, 2017, as compared to $242.9 million for the prior year.

Financial Highlights

•	Financings in 2017 included the following:

◦	Closed on unsecured financings totaling $100 million during the fourth quarter including the following:

▪	$50 million, 4.04% fixed rate term note maturing in 2026;

▪	$25 million, 4.16% fixed rate term note maturing in 2028; and

▪	$25 million, 4.30% fixed rate term note maturing in 2029.

◦
In the third quarter, the Company's revolving credit facility was increased by $100 million to $450 million and the cost of borrowing was lowered. The facility, which matures in 2022, additionally amended the revolving credit facility and private note shelf terms to increase flexibility under financial covenants.

•	At December 31, 2017, the Company’s average maturity was 6.1 years with a weighted average interest rate of 4.34%. Eighty-eight percent of debt was at a fixed rate.

•	As a result of contributions during 2017, the Company’s qualified pension plans are 97% funded.

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In the first quarter of 2018, assumed a $62.0 million mortgage secured by the Laulani Village Shopping Center, which was acquired in the TRC Asset Acquisition. The loan carries a fixed interest rate of 3.93% and matures in 2024.

•	In the first quarter of 2018, closed a $50 million, bank term loan facility maturing in 2023, which carries an interest rate based on LIBOR.

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
SEGMENT DATA & OTHER FINANCIAL INFORMATION
(In millions, except per share amounts; unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2017	2016	2017	2016
Revenue:
Commercial Real Estate	$35.5	$32.7	$136.9	$134.7
Land Operations	38.8	32.3	84.5	61.9
Materials & Construction	48.4	46.2	204.1	190.9
Total revenue	122.7	111.2	425.5	387.5
Operating Profit (Loss):
Commercial Real Estate	(6.9)	13.5	34.4	54.8
Land Operations	4.5	13.9	14.2	7.0
Materials & Construction	3.0	4.8	22.0	23.3
Total operating profit	0.6	32.2	70.6	85.1
Interest expense	(7.1)	(6.2)	(25.6)	(26.3)
General corporate expenses	(8.7)	(5.7)	(29.2)	(22.1)
REIT evaluation/conversion costs	(3.8)	(5.7)	(15.2)	(9.5)
Income (Loss) from Continuing Operations Before Income Taxes and Net Gain on Sale of Improved Properties	(19.0)	14.6	0.6	27.2
Income tax benefit (expense)	224.6	(1.0)	218.2	0.5
Income from Continuing Operations Before Net Gain on Sale of Improved Properties	205.6	13.6	218.8	27.7
Net gain on the sale of improved properties, net of income taxes	6.3	—	9.3	5.0
Income from Continuing Operations	211.9	13.6	228.1	32.7
Income (loss) from discontinued operations, net of income taxes	—	(13.0)	2.4	(41.1)
Net Income (Loss)	211.9	0.6	230.5	(8.4)
Income attributable to noncontrolling interest	(0.3)	(0.7)	(2.2)	(1.8)
Net Income (Loss) Attributable to A&B Shareholders	$211.6	$(0.1)	$228.3	$(10.2)

Basic Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$4.31	$0.27	$4.63	$0.66
Discontinued operations	—	(0.26)	0.05	(0.84)
Net income (loss)	$4.31	$0.01	$4.68	$(0.18)
Diluted Earnings (Loss) Per Share Available to A&B Shareholders:
Continuing operations	$3.42	$0.27	$4.30	$0.65
Discontinued operations	—	(0.26)	0.04	(0.83)
Net income (loss)	$3.42	$0.01	$4.34	$(0.18)

Weighted-Average Number of Shares Outstanding:
Basic	49.2	49.0	49.2	49.0
Diluted	62.0	49.4	53.0	49.4

Amounts Available to A&B Shareholders:
Continuing operations, net of income taxes	$212.2	$13.3	$227.7	$32.2
Discontinued operations, net of income taxes	—	(13.0)	2.4	(41.1)
Net income (loss)	$212.2	$0.3	$230.1	$(8.9)

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, unaudited)

	December 31, 2017	December 31, 2016
Assets
Current Assets	$274.8	$138.3
Investments in Affiliates	401.7	390.8
Real Estate Developments	151.0	179.5
Property – Net	1,147.5	1,231.6
Intangible Assets – Net	46.9	53.8
Deferred Tax Asset	16.5	—
Goodwill	102.3	102.3
Restricted Cash	34.3	10.1
Other Assets	56.2	49.9
Total Assets	$2,231.2	$2,156.3

Liabilities & Equity
Current Liabilities	$926.8	$165.1
Long-term Liabilities:
Long-term debt	585.2	472.7
Deferred income taxes	—	182.0
Accrued pension and post-retirement benefits	19.9	64.8
Other non-current liabilities	40.2	47.7
Redeemable Noncontrolling Interest	8.0	10.8
Equity	651.1	1,213.2
Total Liabilities & Equity	$2,231.2	$2,156.3

ALEXANDER & BALDWIN, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED CASH FLOWS
(In millions, unaudited)

	Year Ended December 31,
	2017	2016
Cash Flows from Operating Activities:
Net income (loss)	$230.5	$(8.4)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operations:
Depreciation and amortization	41.4	119.5
Deferred income taxes	(199.0)	(20.1)
Gains on asset transactions, net of asset write-downs	(12.7)	(11.6)
Share-based compensation expense	4.4	4.1
Investments in affiliates, net of distributions	5.5	1.4
Changes in operating assets and liabilities:
Trade, contracts retention, and other receivables	(0.9)	4.3
Costs and estimated earnings in excess of billings on uncompleted contracts - net	(1.5)	0.7
Inventories	11.4	12.7
Prepaid expenses, income tax receivable and other assets	(23.0)	(0.1)
Accrued pension and post-retirement benefits	(47.4)	6.3
Accounts payable and contracts retention	3.3	(0.4)
Accrued and other liabilities	(40.1)	10.7
Real estate inventory sales (real estate developments held for sale)	47.6	7.4
Expenditures for real estate inventory (real estate developments held for sale)	(20.8)	(15.3)
Net cash (used in) provided by operations	(1.3)	111.2

Cash Flows from Investing Activities:
Capital expenditures for property, plant and equipment	(42.5)	(116.1)
Proceeds from disposal of property and other assets	47.2	88.8
Payments for purchases of investments in affiliates and other investments	(41.9)	(47.2)
Proceeds from investments in affiliates and other investments	33.3	41.3
Net cash (used in) provided by investing activities	(3.9)	(33.2)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	292.5	272.0
Payments of long-term debt and deferred financing costs	(181.0)	(334.3)
Borrowings (payments) on line-of-credit agreement, net	2.6	(9.9)
Distribution to noncontrolling interests	(0.5)	(1.4)
Dividends paid	(10.3)	(12.3)
Proceeds from issuance (repurchase) of capital stock and other, net	(7.2)	1.2
Net cash provided by (used in) financing activities	96.1	(84.7)

Cash, Cash Equivalents and Restricted Cash:
Net increase (decrease) in cash, cash equivalents, and restricted cash	90.9	(6.7)
Balance, beginning of period	12.3	19.0
Balance, end of period	$103.2	$12.3

SUPPLEMENTAL NET INCOME AND EARNINGS PER SHARE INFORMATION

The following discrete items were included in net income and basic earnings per share available to A&B shareholders from continuing operations for the quarter and year ended December 31, 2017, and may affect the comparability of earnings to the same periods of 2016:

(in millions, except per share amounts; unaudited)	Quarter Ended December 31, 2017	Year Ended December 31, 2017
Discrete items impacting the quarter and year ended December 31, 2017
Tax benefit related to certain deferred taxes	$220.0	$220.0
REIT evaluation/conversion costs	$(3.8)	$(15.2)
Impairment of real estate assets	$(22.4)	$(22.4)
Gain on sale of improved properties, net of taxes	$6.3	$9.3

Discrete items per share impacting the quarter and year ended December 31, 2017
Tax benefit related to certain deferred taxes	$4.47	$4.47
REIT evaluation/conversion costs	$(0.08)	$(0.31)
Impairment of real estate assets	$(0.46)	$(0.46)
Gain on sale of improved properties, net of taxes	$0.13	$0.19

On November 16, 2017, in connection with the Company’s conversion to a REIT, the Company’s Board of Directors declared a distribution in an aggregate amount of $783 million, or approximately $15.92 per share, payable in cash and shares of the Company's stock (the “Special Distribution”). The Special Distribution was paid on January 23, 2018. Prior to payment, shareholders had an opportunity to elect to receive the Special Distribution in the form of cash or additional shares of common stock, subject to a limit of $156.6 million of cash. As the deadline for the common shareholders' election was January 12, 2018, subsequent to December 31, 2017, the total Special Distribution of $783 million was treated as dilutive shares outstanding from the date of the Special Distribution declaration, November 16, 2017, and was included in the computation of the Company's diluted earnings (loss) per share.
The following weighted-average number of shares outstanding were used in the calculation of earnings per share for the quarter and year ended December 31, 2017:

(in millions, unaudited)	Quarter Ended December 31, 2017	Year Ended December 31, 2017
Weighted-Average Number of Shares Outstanding:
Basic	49.2	49.2
Diluted	62.0	53.0

USE OF NON-GAAP FINANCIAL MEASURES

The Company uses non-GAAP measures when evaluating operating performance because management believes that they provide additional insight into the Company’s and segments' core operating results, and/or the underlying business trends affecting performance on a consistent and comparable basis from period to period. These measures generally are provided to investors as an additional means of evaluating the performance of ongoing core operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for or superior to, financial measures calculated in accordance with GAAP. The Company’s methods of calculating non-GAAP measures may differ from methods employed by other companies and thus may not be comparable to such other companies.
Cash Net Operating Income ("Cash NOI") is a non-GAAP measure used by the Company in evaluating the CRE segment’s operating performance as it is an indicator of the return on property investment, and provides a method of comparing performance of operations, on an unlevered basis, over time. Cash NOI should be not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Cash NOI is calculated as total property revenues less direct property-related operating expenses. Cash NOI excludes straight-line rent adjustments, amortization of favorable/unfavorable leases, amortization of tenant incentives, general and administrative expenses, impairments of real estate, and depreciation and amortization (including amortization of maintenance capital, tenant improvements and leasing commissions).
A reconciliation of CRE operating profit to CRE Cash NOI is as follows:

	Quarter Ended December 31,			Year Ended December 31,
(in millions, unaudited)	2017	2016	Change	2017	2016	Change
Commercial Real Estate Operating Profit	$(6.9)	$13.5		$34.4	$54.8
Plus: Depreciation and amortization	6.3	6.7		26.0	28.4
Less: Straight-line lease adjustments	(0.3)	(0.5)		(1.6)	(2.1)
Plus: Lease incentive amortization	—	—		—	0.1
Less: Favorable/(unfavorable) lease amortization	(0.7)	(0.7)		(2.9)	(3.3)
Less: Termination income	(1.7)	—		(1.7)	(0.1)
Plus: Other (income)/expense, net	0.1	(0.1)		0.3	0.4
Plus: Impairment of real estate assets	22.4	—		22.4	—
Plus: Selling, general, administrative and other expenses	1.8	1.0		7.9	4.8
Commercial Real Estate Cash NOI	21.0	19.9	5.5%	84.8	83.0	2.2%
Acquisitions/disposition and other adjustments	(2.2)	(2.0)		(9.2)	(10.8)
Commercial Real Estate Same-Store Cash NOI	$18.8	$17.9	5.5%	$75.6	$72.2	4.8%

Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) and Adjusted EBITDA for the Materials & Construction segment are non-GAAP measures used by the Company in evaluating the Materials & Construction segment's operating performance on a consistent and comparable basis from period to period. The Company provides this information to investors as an additional means of evaluating the performance of the segment's ongoing core operations. EBITDA and Adjusted EBITDA should not be viewed as a substitute for, or superior to, financial measures calculated in accordance with GAAP.
EBITDA is calculated for the Materials & Construction segment by adjusting segment operating profit (which excludes interest and tax expenses), by adding back depreciation and amortization. Adjusted EBITDA is calculated for the Materials & Construction segment by adjusting for income attributable to noncontrolling interests from EBITDA.

A reconciliation of Materials & Construction operating profit to Materials & Construction EBITDA and Adjusted EBITDA is as follows:

	Quarter Ended December 31,		Year Ended December 31,
(in millions, unaudited)	2017	2016	2017	2016
Operating Profit	$3.0	$4.8	$22.0	$23.3
Depreciation and amortization	3.0	2.9	12.2	11.7
EBITDA	6.0	7.7	34.2	35.0
Income attributable to noncontrolling interest	(0.3)	(0.7)	(2.2)	(1.8)
Adjusted EBITDA	$5.7	$7.0	$32.0	$33.2
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[1]	See above for a discussion of management’s use of non-GAAP financial measures and reconciliations from GAAP to non-GAAP measures.

[2]
Backlog represents the amount of revenue that Grace Pacific and Maui Paving, LLC, a 50-percent-owned unconsolidated affiliate, expect to realize on contracts awarded and government contracts in which Grace Pacific has been confirmed to be the lowest bidder and formal communication of the award is perfunctory.

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FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding possible or assumed future results of operations, business strategies, growth opportunities and competitive positions. Such forward-looking statements speak only as of the date the statements were made and are not guarantees of future performance. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from those expressed in or implied by the forward-looking statements. These factors include, but are not limited to, prevailing market conditions and other factors related to the Company's REIT status and the Company business generally discussed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. The information in this release should be evaluated in light of these important risk factors. We do not undertake any obligation to update the Company's forward-looking statements.

ABOUT ALEXANDER & BALDWIN
Alexander & Baldwin, Inc. is a Hawai`i corporation, and has elected to qualify as a Real Estate Investment Trust (REIT) beginning with the 2017 tax year. A&B owns, operates and manages 4.1 million square feet of retail, industrial and office space primarily in Hawai`i and on the U.S. Mainland, and is the largest owner of grocery/drug-anchored retail centers in Hawai`i. Our Hawai`i footprint extends beyond commercial real estate and includes interest in land operations and materials and infrastructure construction, which are operated under a Taxable REIT Subsidiary (TRS). With ownership of approximately 86,000 acres in Hawai`i, A&B is the state’s fourth largest private landowner, and one of the state’s most active real estate investors. A&B also is Hawai`i’s largest materials company and paving contractor. Additional information about A&B may be found at www.alexanderbaldwin.com.

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Contact:
Suzy Hollinger
(808) 525-8422
shollinger@abhi.com